EXHIBIT 23.3

Ernst & Young LLP 5 Times Square New York, New York 10036	Phone (212) 773-3000 www.ey.com

August 14, 2003

Dear Sirs:

We consent to the reference to our firm under the caption “Experts” and “Selected Historical Financial Data of Lehman Brothers” in the Registration Statement of Lehman Brothers Holdings Inc. on Form S-4 filed August 14, 2003 and the related Proxy Statement/Prospectus included therein for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 10, 2003, with respect to the consolidated financial statements and schedules of Lehman Brothers Holdings Inc. included in its Annual Report (Form 10-K) for the years ended November 30, 2002 and November 30, 2001 filed with the Securities and Exchange Commission and in its Annual Report to Stockholders.

New York, New York